Exhibit 99.2

Chesapeake Midstream Operating, L.L.C.

Index

Page(s)
Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements

Balance Sheets
December 31, 2011 and 2010	2

Statements of Operations
Years Ended December 31, 2011, 2010 and 2009	3

Statements of Changes in Equity
Years Ended December 31, 2011, 2010 and 2009	4

Statements of Cash Flows
Years Ended December 31, 2011, 2010 and 2009	5

Notes to Financial Statements
December 31, 2011, 2010 and 2009	6–20

Report of Independent Registered Public Accounting Firm

To the Owner of Chesapeake Midstream Operating, L.L.C.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of Chesapeake Midstream Operating, L.L.C. and its subsidiaries (the “Company”) at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 10 and 11 to the accompanying consolidated financial statements, the Company earned a significant portion of its revenues and has other significant transactions with affiliated entities.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for variable interest entities as of January 1, 2010.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

December 11, 2012

Chesapeake Midstream Operating, L.L.C.

Consolidated Balance Sheets

	December 31,
	2011	2010
	($ in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$1	$100,001
Accounts receivable, including $79,995 and $139,906 from related parties at December 31, 2011 and 2010, respectively ($7,573 and $0 attributable to our VIE)	103,050	208,891
Deferred income tax asset	188,842	—
Other current assets	3,319	12,936

Total Current Assets	295,212	321,828

PROPERTY, PLANT AND EQUIPMENT:
Gathering systems ($14,243 and $0 attributable to our VIE)	1,490,522	1,329,126
Other property and equipment	32,896	24,478

Total Property and Equipment, at Cost	1,523,418	1,353,604

Less: accumulated depreciation (($24) and $0 attributable to our VIE)	(58,036)	(63,123)

Total Property, Plant and Equipment, Net	1,465,382	1,290,481

LONG-TERM ASSETS:
Investments	988,133	695,181
Deferred loan costs, net	5,860	5,101

Total Long-Term Assets	993,993	700,282

TOTAL ASSETS	$2,754,587	$2,312,591

CURRENT LIABILITIES:
Accounts payable	$117,907	$77,506
Accrued liabilities, including $5,152 and $79,569 due to related parties at December 31, 2011 and 2010, respectively ($520 and $0 attributable to our VIE)	127,431	159,141
Current income tax liabilities	732	8,136

Total Current Liabilities	246,070	244,783

LONG-TERM LIABILITIES:
Deferred income tax liabilities	528,305	134,276
Revolving bank credit facility	1,300	94,000
Other long-term liabilities	13,777	7,124

Total Long-Term Liabilities	543,382	235,400

CONTINGENCIES AND COMMITMENTS (Note 13 and 14)
EQUITY:
Owner’s equity	1,957,903	1,832,408
Noncontrolling interests	7,232	—

Total Equity	1,965,135	1,832,408

TOTAL LIABILITIES AND EQUITY	$2,754,587	$2,312,591

The accompanying notes are an integral part of these consolidated financial statements.

Chesapeake Midstream Operating, L.L.C.

Consolidated Statements of Operations

	Years Ended December 31,
	2011	2010	2009
	($ in thousands)
REVENUES:
Gathering, including revenue from affiliates (Note 10)	$220,874	$247,839	$509,901

EXPENSES:
Operating, including expenses from affiliates (Notes 2 and 11)	127,641	125,393	200,731
Depreciation and amortization	53,611	48,800	94,393
General and administrative, including expenses from affiliates (Notes 2 and 11)	28,949	27,308	31,844
(Gains) losses on sales of assets	(465,922)	(135,963)	44,059
Impairment of property, plant and equipment and other assets	44,532	19,773	90,685

Total Operating Expenses	(211,189)	85,311	461,712

OPERATING INCOME	432,063	162,528	48,189

OTHER INCOME (EXPENSE):
Interest expense, net	(1,376)	(748)	(1,199)
Earnings from equity investee	94,985	193,609	—
Other income	255	866	99

Total Other Income (Expense)	93,864	193,727	(1,100)

INCOME BEFORE INCOME TAX EXPENSE	525,927	356,255	47,089

Current income tax expense	732	8,136	690
Deferred income tax expense	207,407	142,689	8,361

Total Income Tax Expense	208,139	150,825	9,051

NET INCOME	317,788	205,430	38,038

Net income attributable to noncontrolling interest	—	—	(25,346)

NET INCOME ATTRIBUTABLE TO CHESAPEAKE MIDSTREAM OPERATING, L.L.C.	$317,788	$205,430	$12,692

The accompanying notes are an integral part of these consolidated financial statements.

Chesapeake Midstream Operating, L.L.C.

Consolidated Statements of Changes in Equity

	Owner’s Equity	Non Controlling Interest	Total Equity
	($ in thousands)
Balance at December 31, 2008	$1,733,802	$—	$1,733,802
Contributions from Chesapeake	659,287	—	659,287
Net income	12,692	25,346	38,038
Sale of noncontrolling interest in midstream joint venture	—	587,500	587,500
Noncontrolling interest offering cost	(16,130)	—	(16,130)
Distribution to noncontrolling interest owner	—	(10,153)	(10,153)
Allocation of joint venture capital to Global Infrastructure Partners	(294,120)	294,120	—

Balance at December 31, 2009	2,095,531	896,813	2,992,344
Net income	205,430	—	205,430
Cumulative effect of accounting change	(198,322)	—	(198,322)
Deconsolidation of investment in Chesapeake Midstream Partners	—	(896,813)	(896,813)
Distributions to Chesapeake	(270,231)	—	(270,231)

Balance at December 31, 2010	1,832,408	—	1,832,408
Contributions from Chesapeake	220,000	—	220,000
Net income	317,788	—	317,788
Sale of noncontrolling interest	—	7,232	7,232
Distributions to Chesapeake	(412,293)	—	(412,293)

Balance at December 31, 2011	$1,957,903	$7,232	$1,965,135

The accompanying notes are an integral part of these consolidated financial statements.

Chesapeake Midstream Operating, L.L.C.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2010	2009
	($ in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME	$317,788	$205,430	$38,038
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	53,611	48,800	94,393
Deferred income taxes	207,407	142,689	8,361
Impairments on property, plant and equipment	44,532	19,773	90,685
(Gains) losses on sales of assets	(465,922)	(135,963)	44,059
Earnings in excess of cash distributions from equity investee	(9,685)	(105,649)	—
Other noncash items	9,754	582	(361)
Changes in assets and liabilities
(Increase) decrease in accounts receivable	(34,572)	15,991	(159,318)
(Increase) decrease in other assets	2,029	(7,559)	(2,478)
Increase (decrease) in accounts payable	40,401	60,337	(1,692)
Increase (decrease) in accrued liabilities	51,858	13,567	(18,135)

Net cash provided by operating activities	217,201	257,998	93,552

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of assets	1,057,738	626,914	65,939
Additions to property, plant and equipment	(1,098,828)	(620,948)	(925,617)

Net cash provided by (used in) investing activities	(41,090)	5,966	(859,678)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from Chesapeake	220,000	—	569,823
Proceeds from long-term debt borrowings	1,335,800	733,200	973,117
Payments on long-term debt borrowings	(1,428,500)	(639,200)	(1,389,017)
Proceeds from sale of noncontrolling interest in joint venture	1,939	—	587,500
Distributions to Chesapeake	(403,000)	(270,000)	—
Distributions to noncontrolling interest owner	—	—	(10,153)
Joint venture transaction costs	—	—	(16,130)
Debt issuance costs	(2,350)	(1,554)	(17,448)

Net cash provided by (used in) financing activities	(276,111)	(177,554)	697,692

Net increase (decrease) in cash and cash equivalents	(100,000)	86,410	(68,434)
Cash and cash equivalents, beginning of period	100,001	13,591	82,025

Cash and cash equivalents, end of period	$1	$100,001	$13,591

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING:
Changes in accrued liabilities related to purchases of property, plant and equipment	$26,035	$(26,251)	$(53,011)
Changes in other liabilities related to asset retirement obligations	$228	$712	$(2,742)
Changes in accounts receivable related to sale of noncontrolling interest in joint venture	$5,293	$—	$—
Contributions of property, plant and equipment from Chesapeake	$—	$—	$89,464
Distributions of property, plant and equipment to Chesapeake	$(9,293)	$(231)	$—
Units received from equity investee as partial consideration for sale of business	$279,258	$—	$—
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS FOR INTEREST	$5,953	$5,502	$8,686

The accompanying notes are an integral part of these consolidated financial statements.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

1.	Organization and Nature of Business

Organization

Chesapeake Midstream Operating, L.L.C. (“CMO”) is an Oklahoma limited liability company formed on July 31, 2008 to own, operate and develop midstream energy assets. CMO is a wholly owned subsidiary of Chesapeake Midstream Development, L.P. (“CMD”). Upon formation, gathering and treating operations of Chesapeake Energy Marketing, Inc. (“CEMI”), a wholly owned subsidiary of Chesapeake Energy Corporation (“Chesapeake”) were contributed to CMO. CEMI is the sole limited partner of CMD with a 98% ownership interest, and Chesapeake Midstream Management L.L.C. (“CMM”) is the general partner of CMD with a 2% ownership interest. CMM is a wholly owned subsidiary of CEMI.

On September 30, 2009, CMO formed a joint venture with Global Infrastructure Partners – A, L.P. and affiliated funds managed by Global Infrastructure Management, LLC, and certain of their respective subsidiaries and affiliates (“GIP”) to own and operate natural gas midstream assets. As part of the transaction, CMO contributed certain natural gas gathering and treating assets to a new entity, Chesapeake Midstream Partners, L.L.C. (“CMP”), and GIP purchased a 50% interest in the newly formed CMP. CMO retained the remaining 50% interest in CMP and received a $587.5 million cash distribution from CMP. The financial results of CMP were consolidated and GIP’s 50% interest was reflected as a noncontrolling interest at December 31, 2009 in the consolidated financial statements.

The $896.8 million noncontrolling interest included in consolidated equity as of December 31, 2009 represented GIP’s 50% interest in the net assets of CMP, which were recorded by CMP at CMO’s historical cost basis of approximately $1.7 billion. This noncontrolling interest included the $587.5 million GIP contributed in exchange for a 50% ownership interest in CMP, $294.1 million of CMO partners’ capital allocated to GIP in order to properly reflect GIP’s 50% interest in the carrying value of CMP’s net assets, $25.3 million of pre-tax net income allocated to GIP from CMP’s operations and a $10.2 million distribution to GIP for its proportionate share of transaction costs associated with the formation of CMP.

Effective January 1, 2010, in accordance with new authoritative guidance for variable interest entities (VIEs), CMO ceased consolidating CMP within its financial statements and began to account for CMP under the equity method (Note 5). Adoption of this new guidance resulted in a cumulative effect charge to equity of $198.3 million, which is reflected in the consolidated statement of equity for the year ended December 31, 2010. This charge reflects the difference between the carrying value of CMO’s initial investment in CMP, which was recorded at carryover basis as an entity under common control, and the fair value of CMO’s equity in CMP as of the formation date.

Nature of Business

CMO conducts its operations in Oklahoma, Texas, Louisiana, New Mexico, West Virginia, New York, Wyoming, Ohio and Pennsylvania. As of December 31, 2011, the underlying assets consist of approximately 1,950 miles of gathering pipeline and various operational facilities, which are primarily located in the Haynesville Shale, Marcellus Shale (including other areas in the Appalachia Basin), Utica Shale and the Eagle Ford Shale.

Risks and Uncertainties

Historically, CMO has provided substantially all of its gas gathering, treating and compression services to Chesapeake and its working interest owners. During the years ended December 31, 2011, 2010 and 2009, Chesapeake and its working interest owners accounted for approximately 99%, 96% and 97% of CMO’s revenue. CMO expects to derive a substantial majority of its revenue from Chesapeake and its working interest owners for the foreseeable future. Chesapeake announced recently that, for the remainder of 2012 and 2013, it plans to fund its capital expenditures with operating cash flow, borrowings under its revolving bank credit facility and proceeds from various asset sales. If natural gas prices remain at low levels for the foreseeable future and Chesapeake is unable to consummate these planned sales, CMO’s business, financial condition and results of operations could be materially adversely affected.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

2.	Basis of Presentation

The accompanying consolidated financial statements and related notes include the accounts of CMO and its subsidiaries, all of which were wholly owned prior to September 30, 2009. CMO consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights and variable interest entities (VIEs) in which CMO is the primary beneficiary. CMO uses the equity method of accounting to record its net interests in VIEs where CMO is not the primary beneficiary and, in entities not deemed to be VIEs, where CMO holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence. Under the equity method, CMO’s share of net income (loss) is included in the consolidated statements of operations according to its equity ownership.

CMO’s financing requirements have been managed historically with cash generated by operations, borrowings on CMO’s revolving bank credit facility (Note 6), equity contributions from Chesapeake and proceeds from the sale of assets (Note 7). Chesapeake’s corporate level debt issuances and associated interest expense, which generally financed operations outside of CMO’s operations, are not reflected in CMO’s historical financial statements. Transactions between CMO and Chesapeake or its affiliates have been identified in the financial statements as transactions between affiliates (Notes 10 and 11). All significant intercompany accounts and transactions have been eliminated in the preparation of the accompanying financial statements.

Chesapeake provides cash management services to CMO through a centralized treasury system. All intercompany charges and cost allocations covered by the centralized treasury system are deemed to have been paid to or received from Chesapeake in cash.

The accompanying financial statements include allocated charges from CEMI to cover payroll and benefits for CEMI employees directly involved in gathering and treating operations. Operating expenses allocated by CEMI were $5.2 million for the year ended December 31, 2009. Beginning January 1, 2009, certain costs historically allocated to CMO by CEMI were incurred directly by CMO. There were no costs allocated by CEMI for the years ended December 31, 2011 and 2010.

The accompanying financial statements include allocated charges from Chesapeake for indirect corporate overhead to cover costs of functions such as legal, human resources, accounting, treasury, environmental safety, information technology and other corporate services. General and administrative charges allocated by Chesapeake were $13.5 million, $15.1 million, and $20.9 million for the years ended December 31, 2011, 2010 and 2009, respectively (Note 11). Management believes that the allocated general and administrative expense is representative of the costs and expenses incurred by Chesapeake for CMO.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosure of contingencies. Significant estimates include: (1) estimated useful lives of assets, which impacts depreciation; (2) accruals related to revenues, expenses and capital costs; (3) liability and contingency accruals; and (4) cost allocations as described in Note 11. Although management believes these estimates are reasonable, actual results could differ from its estimates.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

For purposes of the consolidated financial statements, investments in all highly liquid instruments with original maturities of three months or less at date of purchase are considered to be cash equivalents. There were no cash equivalents as of December 31, 2011 or 2010. Book overdrafts are checks that have been issued before the end of the period, but not presented to the bank for payment before the end of the period. At December 31, 2011 and 2010, book overdrafts of $46.9 million and $9.3 million were included in accounts payable.

Accounts Receivable

The majority of accounts receivable relate to gathering and treating revenues. Accounts receivable included in the balance sheets are reflected net of an allowance for doubtful accounts, if warranted. At December 31, 2011 and 2010, no allowance for doubtful accounts was necessary.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. As assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operating expenses in the statements of operations.

A summary of property, plant and equipment and the useful lives is as follows:

	Estimated
	Useful	December 31,
	Life (Years)	2011	2010
		($ in thousands)
Gathering systems	20	$1,490,522	$1,329,126
Land	—	9,667	10,334
Buildings and improvements	10 – 39	1,661	3,002
Vehicles	3	12,351	8,781
Software	3	9,217	2,361

Property, plant and equipment, at cost		1,523,418	1,353,604

Less: accumulated depreciation		(58,036)	(63,123)

Total property, plant and equipment, net		$1,465,382	$1,290,481

Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $52.0 million, $46.9 million and $91.3 million, respectively. Included in gathering systems are $363.4 million and $321.8 million at December 31, 2011 and 2010, respectively, that were not subject to depreciation as the systems were under construction and had not been put into service.

Depreciation is calculated using the straight-line method, based on the assets’ estimated useful lives. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets.

Interest is capitalized on gathering systems on the average amount of accumulated expenditures for major capital projects under construction using an interest rate based on outstanding borrowings until the underlying assets are placed into service. Interest capitalized was $5.5 million, $4.9 million, and $6.7 million in the years ended December 31, 2011, 2010, and 2009, respectively.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets

Long-lived assets with recorded values that are not expected to be recovered through future cash flows are written down to estimated fair value. Assets are tested for impairment when events or circumstances indicate that the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount that the carrying value exceeds the fair value of the asset is recognized. Fair value is determined using an income approach whereby the expected future cash flows are discounted using a rate management believes a market participant would assume is reflective of the risks associated with achieving the underlying cash flows.

During 2011, CMO recognized an impairment charge of $44.5 million. This included $38.0 million for the impairment of certain Marcellus assets not included in the sale of CMO’s wholly owned subsidiary, Appalachia Midstream Services, L.L.C (“AMS”) (Note 7), $3.6 million related to the obsolescence of certain pipe inventory, $1.5 million related to the condemnation of a gathering system and $1.4 million of certain CMO assets in the Mid-Continent and Haynesville regions. The $39.4 million impairment was the result of a reduction in the future expected throughput volumes on these systems by Chesapeake and other working interest owners in Chesapeake’s operated properties, based on their revised future development plans of the underlying oil and gas properties.

During 2010, CMO recognized an impairment charge of $19.8 million related to the obsolescence of certain pipe inventory.

During 2009, CMO recognized an impairment charge of $90.7 million. This included $86.7 million associated with certain Mid-Continent gathering systems. The impairment was the result of a reduction in the future expected throughput volumes on these systems by Chesapeake and other working interest owners in Chesapeake’s operated properties, based on their revised future development plans of the underlying oil and gas properties, as well as the impact of the terms of the new gas gathering agreement executed in conjunction with the formation of CMP on September 30, 2009. Also during 2009, CMO expensed $4 million of debt issuance costs as a result of the amendment of the credit facility.

Deferred Loan Costs

External costs incurred in connection with closing the revolving bank credit facility are capitalized as deferred loan costs and amortized over the life of the related agreement. Amortization is included in depreciation and amortization expense in the statements of operations.

Asset Retirement Obligations

Obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets are recognized at fair value in the period in which the liability is incurred.

Certain lease agreements for central compressor stations require properties to be restored to their original condition at the expiration of the lease agreement. In these cases, the estimated cost to remove the facilities and otherwise restore the property to its original condition has been recorded as a discounted liability which is included in other long-term liabilities. The asset retirement cost is capitalized as part of the carrying amount of gathering systems and subject to depreciation. The discounted liability is then accreted each period until the liability is settled or the gathering system is sold.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

The components of the change in asset retirement obligations for the year ended December 31, 2011 and 2010 are shown below:

	Years Ended December 31,
	2011	2010
	($ in thousands)
Asset retirement obligations at beginning of year	$735	$2,850
Additions	794	712
Revisions	(566)	—
Effect of deconsolidation of CMP	—	(2,850)
Accretion expense	31	23

Asset retirement obligations at end of year	$994	$735

Environmental Matters

Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. There are no liabilities for environmental matters reflected in the accompanying financial statements as of December 31, 2011 and 2010.

Revenue Recognition

CMO’s revenues are derived almost exclusively from Chesapeake and other working interest owners in Chesapeake’s operated properties and are charged under short-term contracts at market sensitive rates.

Revenues consist of fees recognized for the gathering, treating and compression of natural gas to major interstate and intrastate pipelines. Revenues are recognized when the service is performed and is based upon nonregulated rates and the related gathering, treating and compression volumes.

Income Taxes

Chesapeake and its subsidiaries historically have filed a consolidated federal income tax return and other state returns as required. CMO and certain of its subsidiaries, as limited liability companies, are not subject to federal income taxes. For these entities, for federal and state income tax purposes, all income, expenses, gains, losses and tax credits generated flow through to their respective members or partners. Because these items of income or loss ultimately flow up to Chesapeake’s corporate tax return, income taxes have been reported on a separate return basis for CMO and all of its subsidiaries. Accordingly, CMO has recognized deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases for all its subsidiaries, including the limited liability companies as if each entity were a corporation, regardless of its actual characterization for U.S. federal income tax purposes.

A valuation allowance for deferred tax assets is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess that likelihood, CMO uses estimates and judgment regarding its future taxable income, as well as the jurisdiction in which such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include current financial position, results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of the industry (see Note 9). CMO had no valuation allowance at December 31, 2011, 2010 or 2009.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

The benefit of an uncertain tax position taken or expected to be taken on an income tax return is recognized in the consolidated financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority. Interest and penalties, if any, related to uncertain tax positions would be recorded in interest expense and other expense, respectively. There were no uncertain tax positions at December 31, 2011, 2010 or 2009.

Noncontrolling Interests

Noncontrolling interests represent third party equity ownership in certain of our consolidated subsidiaries and are presented as a component of equity. Cardinal Gas Services, L.L.C. (“Cardinal”), a consolidated subsidiary, was formed in December 2011 to acquire, develop, operate and own midstream assets in the Utica Shale. In exchange for the contribution of approximately $14 million of midstream assets, CMO received 66% of the outstanding membership units of Cardinal. In exchange for approximately $5 million, Total E&P USA, Inc. (“Total”) received 25% of the outstanding membership units and in exchange for approximately $2 million, CGAS Properties, L.P. (“CGAS”), an affiliate of Enervest, Ltd., received 9% of the membership units. The contributions from Total and CGAS were recorded as noncontrolling interests. Each member is responsible for its proportionate share of capital costs. As of December 31, 2011, the noncontrolling interests balance on the consolidated balance sheet associated with the contributions from Total and CGAS was $7 million. There was no income (loss) attributable to noncontrolling interests in Cardinal for the year ended December 31, 2011.

Variable Interest Entities

An entity is referred to as a VIE pursuant to accounting guidance for consolidation if it possesses one of the following criteria: (i) it is thinly capitalized, (ii) the residual equity holders do not control the entity, (iii) the equity holders are shielded from the economic losses, (iv) the equity holders do not participate fully in the entity’s residual economics, or (v) the entity was established with non-substantive voting interests. We consolidate a VIE when we have both the power to direct the activities that most significantly impact the activities of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. We continually monitor both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. See Note 5 for further discussion of VIEs.

4.	Investments

As of December 31, 2011 and 2010, CMO had the following investments:

			Carrying Value
	Approximate	Accounting	December 31,
	% Owned	Method	2011	2010
			($ in thousands)
Chesapeake Midstream Partners, L.P.	46%	Equity	$986,972	$695,181
Ranch Westex JV LLC	33%	Equity	1,161	—

			$988,133	$695,181

On August 3, 2010, Chesapeake Midstream Partners, L.P. (“CHKM”), completed an initial public offering of 24,437,500 common units (including 3,187,500 common units issued pursuant to the exercise of the underwriters’ over-allotment option on August 3, 2010) representing limited partner interests. In connection with the closing of the offering, CMO and GIP I contributed the interests of CMP to CHKM, and CHKM is continuing the business that had been conducted by CMP. As of December 31, 2011, public security holders, GIP and CMO owned 23.4%, 30.5% and 46.1%, respectively, of all outstanding CHKM limited partner interests. CHKM’s limited partners, collectively, have a 98.0% interest in CHKM, and the general partner, which is owned and controlled 50/50 by CMO and GIP I, has a 2.0% interest in CHKM. CHKM is principally focused on natural gas gathering, the first segment of midstream energy infrastructure that connects natural gas produced at the wellhead to third-party takeaway pipelines. CHKM operates in Texas, Louisiana, Oklahoma, Kansas, Arkansas, Pennsylvania and West Virginia and provides gathering, treating and compression services to Chesapeake and other producers under long-term, fixed-fee contracts.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

In December 2011, through the sale of CMO’s wholly owned subsidiary, AMS, to CHKM, CMO received 9,791,605 common units of CHKM and $600 million in cash consideration (Note 7). The receipt of these units increased the cost basis of CMO’s investment by $279 million. CMO, along with GIP, each made an additional $3 million capital contribution to the general partner of CHKM to allow it to maintain its 2% general partner interest in CHKM as a result of CHKM’s issuance of additional common units in connection with the AMS transaction.

The carrying value of CMO’s investment in CHKM is less than CMO’s underlying equity in net assets by approximately $156 million as of December 31, 2011. This difference is being accreted over the 20 year estimated useful lives of the underlying assets. During 2011 and 2010, CMO recorded positive equity method adjustments of $83 million and $89 million, respectively, for CMO’s share of CHKM’s income and recorded accretion adjustments of $12 million and $14 million for CMO’s share of equity in excess of cost, respectively. As a result of the initial public offering by CHKM in 2010, CMO recognized a $90 million gain on its investment. The gain represented CMO’s proportionate share of the excess of offering proceeds over the carrying value of CMO’s investment in CHKM and is reported in earnings from equity investees on the statements of operations.

In 2011 and 2010, CMO received cash distributions of $85 million and $88 million, respectively, from CHKM and its predecessor. See Note 5 for further discussion on CHKM.

On December 1, 2011, CMO entered into a joint venture with Regency Energy Partners LP and Anadarko Pecos Midstream LLC to build a processing facility in Ward County, Texas, to process natural gas delivered from the liquids-rich Bone Springs and Avalon Shale formations. The project will consist of the construction of two plants, a refrigeration plant and a cryogenic processing plant. CMO initially contributed $1.2 million representing a one-third interest in Ranch Westex JV LLC.

5.	Variable Interest Entities

Chesapeake Midstream Partners, L.P. CMO has an approximate 46% interest in CHKM through its ownership of common, general partner and subordinated units. CHKM focuses on unregulated business activities in service to both Chesapeake and third party natural gas producers and its revenues are generated from gathering, compression, dehydration and treating services. Certain CMO employees provide services to CHKM through an employee secondment agreement and CHKM utilizes various support functions within Chesapeake, including accounting, human resources and information technology in return for certain cost reimbursements. As of December 31, 2011, common units owned by public security holders represented 23.4% of all outstanding limited partner interests, and CMO and GIP held 46.1% and 30.5%, respectively, of all outstanding limited partner interests. Approximately 51% and 77% of the limited partner units held by CMO and GIP, respectively, were subordinated. The limited partners, collectively, have a 98% limited partner interest in CHKM, and CMO and GIP each own 50% of the remaining 2% general partner interest.

The partnership agreement provides that, during the subordination period, common units are entitled to distributions of available cash each quarter in an amount equal to the minimum quarterly distribution, which is $0.3375 per common unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash are permitted on the subordinated units. The subordination period will lapse at such time when CHKM has earned and paid at least $0.3375 per quarter on each common unit, subordinated unit and general partner unit for any three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2013. Also, if CHKM has earned and paid at least 150% of the minimum quarterly distribution on each outstanding common unit, subordinated unit and general partner unit for each calendar quarter in a four-quarter period, the subordination period will terminate automatically. The subordination period will also terminate automatically if the general partner is removed without cause

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

and the units held by the general partner and its affiliates are not voted in favor of removal. When the subordination period lapses or otherwise terminates, all remaining subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to arrearages. All subordinated units are held indirectly by CMO and GIP.

CMO has contractual arrangements with CHKM that pass certain economic risks to CMO which are disproportionate to CMO’s economic interest. This primarily includes the subordination of CMO’s units to those of other unitholders. CMO’s ownership in CHKM constitutes a variable interest.

Because the general partner controls CHKM, the power to direct the activities which are most significant to CHKM’s economic performance are shared between CMO and GIP. Prior to 2010, the investment in CHKM was consolidated and GIP’s investment was reported as a noncontrolling interest based on the conclusion that disproportionate economics indicated CMO to be the primary beneficiary. Effective January 1, 2010, in accordance with new authoritative guidance for VIEs, CMO began accounting for its investment under the equity method because the power to control the significant decisions of CHKM is shared with GIP. Adoption of this new guidance resulted in a charge to equity of $198.3 million, which is reflected in the consolidated statement of equity for the year ended December 31, 2010. This charge reflects the difference between the carrying value of CMOs initial investment and the fair value of its equity in the entity as of the formation date.

CMO’s risk of loss related to CHKM includes the investment balance. The creditors or other beneficial holders of CHKM common units have no other recourse to the general credit of CMO.

Ranch Westex JV LLC. CMO owns an approximate 33% interest in Ranch Westex JV LLC (“Ranch Westex”). Ranch Westex is considered a VIE because its total equity at risk, as of December 31, 2011, is not sufficient to permit it to finance its activities without additional subordinated financial support. It is expected that CMO, along with the other equity partners, will make regular capital contributions to Ranch Westex for the proportionate share of its capital costs. This VIE remains unconsolidated since the power to direct the activities that are most significant to Ranch Westex’s economic performance is shared among the three equity holders.

Cardinal Gas Services, LLC. CMO owns an approximate 66% interest in Cardinal, a consolidated subsidiary (see Note 3 under Noncontrolling Interests for further discussion). Cardinal is considered a VIE because its total equity at risk, as of December 31, 2011, is not sufficient to permit it to finance its activities without additional subordinated financial support. It is expected that CMO, along with the other equity partners, will make regular capital contributions to Cardinal for the proportionate share of its capital costs. This VIE is consolidated since CMO has a controlling interest in the VIE through voting rights. In consolidation, as of December 31, 2011, approximately $7.6 million of current assets, $14.2 million of net natural gas gathering systems and treating plants and $0.5 million of current liabilities were attributable to Cardinal, which have been presented parenthetically on the face of the condensed consolidated balance sheets.

6.	Revolving Bank Credit Facility

On August 2, 2010, CMO amended and restated the existing revolving bank credit facility to increase the capacity from $250 million to $300 million and to extend the maturity date to July 31, 2015, among other changes. In conjunction with the establishment of the amended facility, CMO expensed $0.3 million of previously capitalized debt issuance cost and capitalized $1.6 million of additional costs incurred.

On June 15, 2011, CMO amended and restated the existing revolving bank credit facility to increase the capacity from $300 million to $600 million and to extend the maturity date to June 15, 2016, among other changes. In conjunction with the establishment of the amended facility, CMO expensed $0.3 million of previously capitalized debt issuance cost and capitalized $2.3 million of additional

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

costs incurred. Borrowings under the credit facility are secured by all of the assets, other than certain joint venture equity interests, of the wholly owned subsidiaries (the restricted subsidiaries) of CMO. Amounts outstanding bear interest at CMO’s option at either (i) the greater of the reference rate of Wells Fargo Bank, National Association, the federal funds effective rate plus 0.50%, and the one-month LIBOR plus 1.00%, all of which are subject to a margin that varies from 1.00% to 1.75% or (ii) the Eurodollar rate, which is based on LIBOR plus a margin that varies from 2.00% to 2.75% per annum.

The unused portion of the facility is subject to a commitment fee that varies from 0.375% to 0.50% per annum. Both margins and commitment fees are determined according to the most recent leverage ratio described below. Interest is payable quarterly or, if LIBOR applies, it may be payable at more frequent intervals.

The credit facility agreement contains various covenants and restrictive provisions which limit the ability of CMO and its restricted subsidiaries to incur additional indebtedness, make investments or loans and create liens. The agreement requires maintenance of a leverage ratio based on the ratio of indebtedness to EBITDA and an interest coverage ratio based on the ratio of EBITDA to interest expense, in each case as defined in the agreement. The leverage ratio increases during any three-quarter period, beginning in the quarter in which CMO makes a material disposition of assets to our midstream master limited partnership affiliate, CHKM. In December 2011, the leverage ratio increased for a three-fiscal-quarter period beginning October 1, 2011 due to the sale of CMO’s wholly owned subsidiary, AMS, as it was classified as a material disposition of assets. CMO was in compliance with all covenants under the agreement at December 31, 2011. If CMO or its restricted subsidiaries should fail to perform their obligations under these and other covenants, the revolving credit commitment could be terminated and any outstanding borrowings under the facility could be declared immediately due and payable. The credit facility agreement also has cross default provisions that apply to other indebtedness CMO and its restricted subsidiaries may have from time to time with an outstanding principal amount in excess of $15 million.

7.	Divestitures

In December 2011, CMO sold its wholly owned subsidiary, AMS, which held substantially all of CMO’s Marcellus Shale midstream assets, to its affiliate, CHKM, for total consideration of $879.3 million, subject to a customary post-closing working capital adjustment, and recorded a gain of $462.9 million. At closing, CMO received cash of $600 million and 9,791,605 common units of CHKM that had a value at closing of $279.3 million. The stock consideration increased CMO’s ownership in CHKM from 42.5% to 46.2%. The assets sold included an approximate 47% ownership of an integrated system of assets that consist of 200 miles of pipeline in the Marcellus Shale

In March 2011, CMO sold all of its Fayetteville Shale assets in central Arkansas to BHP Billiton Petroleum, a wholly owned subsidiary of BHP Billiton Limited (“BHP”), for net proceeds of approximately $350.0 million resulting in a gain of $6.7 million. The properties sold consisted of approximately 420 miles of pipeline. As part of the transaction, Chesapeake agreed to provide technical and business services for one year for BHP’s Fayetteville properties for an agreed-upon fee.

In 2011, CMO sold pipeline inventory and other non-core assets resulting in a net loss of $3.7 million.

In December 2010, CMO sold its Springridge natural gas gathering system and related facilities in the Haynesville Shale to CHKM for $500.0 million in cash and recorded a gain on the sale of $156.8 million.

In 2010, CMO sold pipeline inventory and other non-core assets resulting in a net loss of $21 million.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

CMO recorded a $43.8 million loss on the sale of certain noncore, nonstrategic gathering systems for the year ended December 31, 2009.

8.	Stock-Based Compensation

Chesapeake’s stock-based compensation programs consist of restricted stock issued to employees and nonemployee directors. The fair value of the awards issued is determined based on the fair market value of the shares on the date of grant. This value is amortized over the vesting period, which is generally four years from the date of grant. To the extent compensation cost relates to employees directly involved in gathering or treating operations, such amounts are charged to CMO and are reflected as operating expenses. Included in operating expenses was stock-based compensation of $7.5 million, $7.8 million and $7.0 million for the years ended December 31, 2011, 2010 and 2009, respectively. To the extent compensation cost relates to employees indirectly involved in gathering or treating operations, such amounts are charged to CMO through an overhead allocation and are reflected as general and administrative expenses.

A summary of the status and changes of the unvested shares of restricted stock related to employees directly involved in midstream operations is presented below.

		Weighted
	Number of	Average
	Unvested	Grant-Date
	Restricted Shares	Fair Value
	(in thousands)
Unvested shares as of January 1, 2011	1,004	$26.24
Granted	412	$28.24
Vested	(411)	$28.67
Forfeited	(54)	$26.65

Unvested shares as of December 31, 2011	951	$26.03

Unvested shares as of January 1, 2010	727	$29.15
Granted	531	$23.82
Vested	(202)	$29.76
Forfeited	(52)	$28.47

Unvested shares as of December 31, 2010	1,004	$26.24

Unvested shares as of January 1, 2009	647	$37.05
Granted	347	$19.57
Vested	(227)	$36.01
Forfeited	(40)	$35.02

Unvested shares as of December 31, 2009	727	$29.15

The aggregate intrinsic value of restricted stock vested for the year ended December 31, 2011, as reflected in the table above, was approximately $11.8 million based on Chesapeake’s stock price at the time of vesting.

As of December 31, 2011, there was $21.2 million of total unrecognized compensation cost related to the unvested restricted stock of employees involved directly in midstream operations. The cost is expected to be recognized over a weighted average period of approximately 2.51 years.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

9.	Income Taxes

Income tax expense for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Years Ended December 31,
	2011	2010	2009
	($ in thousands)
Current	$732	$8,136	$690
Deferred	207,407	142,689	8,361

Total income tax expense presented in the Statements of Operations	$208,139	$150,825	$9,051

Reconciliation of income tax expense at the U.S. Federal Statutory Income Tax Rate to actual tax expense (Statutory Rate Reconciliation) for the years ended December 31, 2011, 2010 and 2009 is as follows:

	Years Ended December 31,
	2011	2010	2009
	($ in thousands)
Income tax expense, computed at the statutory rate of 35%	$184,774	$125,517	$16,744
Effect of state income tax, net of federal income tax effect	26,103	21,052	966
Noncontrolling Interest	—	—	(8,872)
Other expense	(2,738)	4,256	213

Total income tax expense	$208,139	$150,825	$9,051

Effective tax rate	39.43%	42.06%	18.92%

The components of deferred income tax assets (liabilities) as of December 31, 2011 and 2010 are as follows:

	Years Ended December 31,
	2011	2010
	($ in thousands)
Property, plant & equipment	$(364,245)	$(90,774)
Investment in affiliates	(173,788)	(56,492)
Net operating losses	188,842	3,709
Deferred stock compensation	4,033	6,014
Other items	5,695	3,267

Total net deferred income tax liability	$(339,463)	$(134,276)

Reflected in accompanying balance sheet as:
Current deferred income tax asset (liability)	$188,842	$—
Noncurrent deferred income tax asset (liability)	(528,305)	(134,276)

Total net deferred income tax liability	$(339,463)	$(134,276)

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

At December 31, 2011, CMO had federal income tax net operating loss (NOL) carryforwards of approximately $475.1 million. The NOL carryforwards begin to expire in 2029. The value of these carryforwards depends on the ability of CMO to generate taxable income.

The Internal Revenue Service (IRS) is currently auditing Chesapeake’s consolidated federal income tax returns for 2007 through 2011.

10.	Major Customers and Concentration of Credit Risk

Financial instruments that potentially subject CMO to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. As of December 31, 2011 and 2010, cash and cash equivalents were invested in money market funds with investment grade ratings. Chesapeake and other working interest owners in Chesapeake’s operated properties accounted for $218.7 million, $237.0 million and $496.6 million of revenues for the years ended December 31, 2011, 2010 and 2009, respectively. Management believes that a loss of these customers would have a material impact on the operating results as there can be no assurance that replacement customers would be identified and accessed in a timely fashion or at comparable margins.

11.	Transactions With Affiliates

In the normal course of business, natural gas gathering and treating services are provided to Chesapeake and its affiliates, which includes volumes attributable to third-party interest owners that participate in Chesapeake’s operated wells. See Note 3 for further discussion of revenue recognition.

In addition, Chesapeake and its affiliates provide certain services including legal, human resources, accounting, treasury, information technology and administration. The employees supporting these operations are employees of CEMI or Chesapeake. The financial statements include costs allocated from Chesapeake and CEMI for centralized general and administrative services, as well as depreciation of assets utilized by Chesapeake’s centralized general and administrative functions. Effective October 15, 2008, as part of the terms of the omnibus agreement, the overhead rate charged to CMO became $0.02/mmbtu. Effective June 1, 2009, the allocated charges from Chesapeake are based on the actual costs for the period as opposed to the $0.02/mmbtu fee.

Chesapeake and its affiliates also provide compression services. For the years ended December 31, 2011, 2010 and 2009, compressor rental charges from affiliates were $20.2 million, $32.3 million and $65.3 million, respectively, and are included in operating expenses in the accompanying consolidated statements of operations.

Chesapeake Midstream Partners, L.P.

There are agreements in place whereby CMO supports CHKM in various functions for which it is reimbursed. During 2011 and 2010, CMO received $92.3 million and $46.9 million, respectively, from CHKM for inventory purchases. Gains on the sale of inventory to CHKM are deferred and are included in accrued liabilities and other long-term liabilities in the accompanying consolidated balance sheets. During 2011, 2010 and 2009, CMO received $74.1 million, $57.7 million and $0, respectively, from CHKM for reimbursement of administrative services provided to CHKM and for reimbursement of payroll related costs of CMO employees seconded to CHKM . The reimbursement of these costs is recorded as a reduction to operating and general and administrative expenses in the consolidated statements of operations.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

12.	Fair Value Measurements

CMOs financial instruments consist primarily of cash, accounts receivables, accounts payables and long-term debt. The carrying value of cash and cash equivalents, accounts receivables and accounts payables are considered to be representative of their respective fair values due to the short-term nature of these instruments. Based on borrowing rates available at December 31, 2011 for debt with similar terms and maturities, the carrying value of CMO’s long-term debt approximates its fair value. Under fair value measurement accounting guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price”). Authoritative guidance on fair value measurements and disclosures clarifies that a fair value measurement for a liability should reflect the entity’s non-performance risk. In addition, a fair value hierarchy is established that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets and liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

Fair Value on Non-Recurring Basis

Fair value measurements were applied with respect to our non-financial assets and liabilities measured on a non-recurring basis, which consists primarily of property, plant and equipment, impairments, as well as units received from CHKM related to the AMS sale. See Note 3 for additional discussion.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

13.	Commitments and Contingencies

Certain real property, equipment and operating facilities are leased under various operating leases. Costs are also incurred associated with leased land, rights-of-way, permits and regulatory fees, the contracts for which generally extend beyond one year but can be cancelled at any time should they not be required for operations. Future noncancelable commitments related to these leases are summarized below:

December 31,
2011
($ in thousands)
2012	9,381
2013	7,189
2014	6,451
2015	5,385
2016	1,613
Thereafter	—

Future minimum lease payments	30,019

Rental expense related to leases was $21.8 million, $34.0 million and $66.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.

CMO is, from time to time, subject to various legal actions and claims incidental to its business, including those arising out of employment-related matters. Management believes that these routine legal proceedings will not have a material adverse effect on the financial position, results of operations or cash flows. Once it is determined that information pertaining to a legal proceeding indicates that it is probable that a liability has been incurred, an accrual is established equal to the estimate of the likely exposure. There was not an accrual for legal contingencies as of December 31, 2011 and 2010.

14.	Environmental Remediation

Chesapeake maintains insurance of various types with varying levels of coverage that it considers adequate under the circumstances to cover the operations and properties of its subsidiaries. The insurance policies are subject to deductibles and retention levels that management considers reasonable. Consistent with insurance coverage generally available in the industry, in certain circumstances the insurance policies provide limited coverage for losses or liabilities relating to gradual pollution, with broader coverage for sudden and accidental occurrences. Although a program is designed to prevent, as applicable, to detect and address such releases promptly, damages, and liabilities incurred due to environmental releases from assets may substantially affect the business.

As of December 31, 2011 and 2010, management was not aware of any existing conditions that may cause significant expenditures in the future for the remediation of existing contamination. As such, there are no liabilities reflected in the accompanying financial statements for environmental obligations to be incurred in the future based on existing contamination. Changes in estimates and assumptions may occur as a result of the passage of time and the occurrence of future events.

Chesapeake Midstream Operating, L.L.C.

Notes to Consolidated Financial Statements

15.	Recently Issued Accounting Standards

In May 2011, the FASB issued guidance which provides a consistent definition of fair value and common requirements for measurement of and disclosure about fair value under GAAP and International Financial Reporting Standards (IFRS). This new guidance changes some fair value measurement principles and disclosure requirements. CMO will have additional disclosures around its Level 3 financial instruments that are reported at fair value, and will categorize the level of the fair value hierarchy for items that are not measured at fair value in the statement of financial position but for which the fair value is required to be disclosed. This guidance is effective January 1, 2012. The guidance will not have an impact on CMO’s financial position or results of operations.

16.	Subsequent Events

In 2012, CMO paid cash distributions of $2.5 billion to Chesapeake. In addition, Chesapeake contributed $1.3 billion to CMO.

In March 2012, CMO entered into an agreement to form Utica East Ohio Midstream LLC (“UEOM”) with M3 Midstream LLC and EV Energy Partners, L.P. to develop necessary infrastructure for processing and gathering of natural gas and natural gas liquids in the Utica Shale play in eastern Ohio. The infrastructure complex will consist of natural gas gathering and compression facilities constructed and operated by CMO, as well as processing, NGL fractionation, loading and terminal facilities constructed and operated by M3 Midstream LLC. CMO made an initial cash contribution of $37.9 million representing an ownership of approximately 59% in UEOM.

In April 2012, CMO entered into an agreement with two other parties to form Glass Mountain Pipeline, LLC (“GMP”) to construct a 210 mile pipeline in western and north central Oklahoma. In September 2012, CMO sold 50 percent of its interest for $46.7 million and recorded a gain of $31 million. In October 2012, CMO sold its remaining interest for $52.3 million resulting in an additional gain of $31 million.

In June 2012, CMO sold all of its common and subordinated units representing limited partner interests in Chesapeake Midstream Partners, L.P., now named Access Midstream Partners, L.P. (NYSE:ACMP), and all of its limited liability company interests in the sole member of its general partner to funds entities affiliated with Global Infrastructure for cash proceeds of $2.0 billion. CMO recorded a $1.032 billion gain associated with the transaction, including the recognition of a $13.5 million deferred gain related to equipment previously sold to ACMP.

In June 2012, the revolving bank credit facility was paid off and terminated, resulting in a $5.3 million write-off of all deferred loan costs.

In August 2012, CMO sold certain gathering systems in the Mid-Continent region to OGE Enogex Holdings LLC (“Enogex”) for net proceeds of approximately $77.3 million resulting in a gain of $6.3 million. The properties sold consisted of approximately 235 miles of pipeline and right-of-ways.

In October 2012, CMO sold certain gathering assets in the Permian region to Chevron U.S.A. Inc., a subsidiary of Chevron Corporation and SWEPI LP., a subsidiary of Royal Dutch Shell plc.

In November 2012, CMO sold certain gathering assets in the Eagle Ford region to Plains Pipeline, L.P. for net proceeds of $115 million resulting in a gain of approximately $2.5 million.

In December 2012, CMD has signed an agreement to sell, 100% of the issued and outstanding equity interests in CMO to ACMP.

Any material subsequent events have been considered for disclosure through the date of issuance, December 12, 2012.